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                                                                   EXHIBIT 10.12

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is dated as of this 7th day of January, 2000 and is entered into by and between Bryan R. Mileger ("Executive") and Convergent Group Corporation, a Delaware corporation, having its principal office at 6399 South Fiddler's Green Circle, Suite 600, Englewood, Colorado 80111 (the "Corporation"). In consideration of the mutual promises and the terms and conditions set forth below, Executive and the Corporation (together, the "Parties," and each, a "Party") agree as follows:

         1. Employment; Duties. The Corporation shall employ Executive as an Executive Vice President - Finance and Executive hereby accepts such employment under the terms and conditions set forth in this Agreement. Executive's duties shall include general responsibility for the Corporation's investor relations, capital events and financial strategies, and merger and acquisition activities, as such duties are assigned from time to time by, and subject to the general direction and supervision of, the Corporation's President and Chief Executive Officer and Chief Financial Officer.

         2. Full-Time Best Efforts. Executive shall devote his full professional time and attention to the performance of his obligations under this Agreement, and will at all times faithfully, industriously and to the best of his ability, experience and talent perform all of his obligations hereunder. So long as this Agreement is in effect, Executive will not be employed or engaged by any other person or firm other than the Corporation unless otherwise authorized in writing by the Board of Directors of the Corporation. Any and all compensation received in money or other property from any person or entity other than the Corporation for professional services rendered by Executive shall be deemed to be the property of the Corporation. Executive agrees that upon the receipt of any such money or property, he shall promptly remit such compensation to the Corporation together with a full accounting thereof.

         3. Term. The term of this Agreement shall begin on February 1, 2000 (the "Effective Date") and shall end on January 31, 2003 unless terminated prior to that date as provided herein. The term of this Agreement may be extended on an annual basis after January 31, 2003 by mutual agreement of the Parties.

         4. Compensation and Benefits.

              (a) The Corporation shall pay compensation to Executive consisting of an annual base salary and bonuses, benefits and stock options as described in this Agreement.

              (b) Executive's annual base salary effective as of February 1, 2000 is $150,000. Effective as of the date on which Executive relocates his personal and family


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residence to the Denver, Colorado metropolitan area, Executive's annual base salary shall be increased by 5% to $162,500. Executive's base salary shall be reviewed annually in conjunction with Executive's annual performance review and may be increased, but not decreased, as appropriate in light of Executive's performance. Executive's annual base salary shall be paid in twenty-four (24) semi-monthly payments during each annual period.

              (c) Executive shall be eligible to earn an annual incentive performance bonus for each calendar year (the "Incentive Bonus") in addition to his annual base salary. The targeted annual bonus amount shall be 100% of Executive's annual base salary as of the beginning of the year under consideration (the "Target Bonus"). The initial Target Bonus shall be pro-rated for the period February 1, 2000 through December 31, 2000. Notwithstanding anything herein to the contrary, there shall be no Incentive Bonus for calendar year 2003 unless this Agreement is extended by the Parties as set forth in
Section 3. The amount of the Target Bonus which is earned shall be dependent upon the attainment of Executive's annual performance plan, which plan shall be established annually by mutual agreement between Executive and the Corporation (the "Annual Performance Plan"). The initial Annual Performance Plan shall cover the period from the Effective Date through December 31, 2000 and shall be established within forty-five (45) days after the Effective Date. Subsequent Annual Performance Plans shall cover a calendar year and shall be established for each year on or before January 31 of such year. If the Corporation and Executive are unable to mutually agree with respect to Executive's Annual Performance Plan, the Annual Performance Plan shall be determined by the Corporation in its reasonable discretion, provided that the plan must be reasonably attainable by Executive. There shall be a 90% threshold for receipt of the Incentive Bonus. If Executive achieves less than 90% of his Annual Performance Plan during any year, Executive shall not be entitled to receive any Incentive Bonus for such year. If the 90% threshold is met or exceeded, Executive shall receive an Incentive Bonus equal to that percentage of the Target Bonus which is the same as the percentage of the Annual Performance Plan that has been met, up to 100%. Exceeding 100% of the Annual Performance Plan may result in additional compensation to be determined by the Corporation in its reasonable discretion. Executive must remain in the employ of the Corporation as of the last day of the year in order to earn an Incentive Bonus for such year. Any Incentive Bonus earned pursuant to this Agreement shall be paid no later than April 15 of the year following the year for which the Incentive Bonus was earned.

              (d) Notwithstanding anything herein to the contrary, solely for year 2000, Executive shall be entitled to receive a non-refundable $100,000 advance against his Incentive Bonus for such year. Such advance shall be paid in eleven equal monthly installments payable on or before the last day of each calendar month during year 2000, commencing February 29, 2000, provided that Executive remains in the employ of the Corporation on each such date. Such advance shall be offset against the amount of the Incentive Bonus, if any, which is earned for year 2000.


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              (e) In the event of the termination of Executive's employment by the Corporation for Cause (as defined in Section 20(a)) or by Executive without Good Reason (as defined in Section 20(c)), Executive shall be entitled to receive an Incentive Bonus for any calendar year concluded prior to such termination of employment but shall not be entitled to receive an Incentive Bonus for the calendar year in which such termination of employment occurs. In the event of the termination of Executive's employment for any reason other than by the Corporation for Cause or by Executive without Good Reason, including without limitation Executive's death or disability, Executive shall be entitled to receive an Incentive Bonus both with respect to any calendar year concluded prior to such termination of employment and with respect to the calendar year in which such termination of employment occurs. The amount of the Target Bonus for the year in which such termination occurs shall be prorated based upon the amount of Executive's base salary which accrued during the portion of the year during which Executive was employed by the Corporation, and the amount of the Incentive Bonus for such year shall be determined based upon attainment of the Annual Performance Plan through the end of the calendar month in which the termination occurs.

              (f) Executive shall be entitled to participate in such life insurance, disability, medical, dental, pension, profit sharing and retirement plans and other programs as may be made generally available from time to time by the Corporation for the benefit of executives of Executive's level or its employees generally (the "Benefits"). The Corporation shall also provide a corporate car (including insurance, maintenance and fuel) for Executive's use.

         5. Stock Options. Executive shall be granted options to purchase 377,709 shares of Common Stock of the Corporation (0.5% of the outstanding capital stock of the Corporation on a fully diluted basis as of the date of this Agreement). The exercise price of each option shall be $.046 per share. The date of grant shall be February 1, 2000. None of the options shall be vested or exercisable as of the date of grant. One-third of the options shall vest and become exercisable on August 1, 2000, an additional one-third of the options shall vest and become exercisable on August 1, 2001, and the final one-third of the options shall vest and become exercisable on August 1, 2002, provided that vesting on each such date is subject to the condition that Executive remains in the employ of the Corporation on such date. The option terms set forth herein shall be memorialized in Stock Option Agreements to be executed by the Corporation and Executive in the Corporation's standard form, subject to the modifications set forth herein. To the extent possible, the options shall be granted pursuant to the Corporation's 1999 Stock Option Plan and shall be Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The exercise period of the options shall be ten years from the date of grant, subject to earlier termination under the circumstances described in the 1999 Stock Option Plan. The Stock Option Agreements shall permit Executive to make an "early exercise" in the manner authorized pursuant to the 1999 Stock Option Plan.

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         6. Facilities; Relocation Expenses. The Corporation shall furnish
fEacilities, equipment, services and assistance suitable to Executive's position for the performance of Executive's duties. Executive shall relocate his personal and family residence to the Denver, Colorado metropolitan area no later than August 31, 2000. Prior to such time, Executive shall be based at the Corporation's principal office in Englewood, Colorado, and the Corporation shall provide a temporary residence and living expenses to Executive until Executive's relocation to Denver, Colorado has been completed. Such expenses shall include the cost of air travel from Dallas, Texas to Denver, Colorado on a weekly basis. The Corporation shall also provide Executive its standard relocation package for executive employees, including the purchase of Executive's home if Executive is unable to sell it at a reasonable price within a reasonable time.

         7. No Copies of Documents and Materials. Executive shall not (except in the performance of his duties in the ordinary course of business for which he is employed by the Corporation) at any time or in any manner make or cause to be made any copies, pictures, duplicates, facsimiles or other reproductions or recordings or any abstracts or summaries of any reports, studies, memoranda, correspondence, manuals, records, plans or other written, printed, computerized or otherwise recorded materials of any kind or nature whatsoever belonging to or in the possession of the Corporation or any of its subsidiaries.

         8. Materials Remain on Premises. Executive shall have no right, title or interest in any material referenced in Section 7. Executive agrees that, except in the performance of his duties in the ordinary course of business for which he is employed by the Corporation, Executive will not, without the prior written consent of the Corporation, remove any such material from any premises of the Corporation. Executive further agrees that, immediately upon the termination of his employment with the Corporation or upon the termination of this Agreement, whichever occurs earlier, or at any time prior thereto upon the request of the Corporation, he shall surrender all such material to the Corporation and execute a document acknowledging that he has complied with the provisions of this Agreement.

         9. Trade Secrets. Executive shall not at any time, whether during or after the term of this Agreement, use for Executive's own benefit or purposes or for the benefit or purposes of any other person, firm, partnership, association, corporation or business organization, entity or enterprise, or disclose (except in the performance of his duties in the ordinary course of business for which he is employed by the Corporation) in any manner to any person, firm, partnership, association, corporation or business organization, entity or enterprise any trade secret, information, data, know how or knowledge (including, but not limited to, that relating to service techniques, purchasing organization and methods, sales organization and methods, inventories, client lists, market development and expansion plans, personnel training and development programs and client and supplier relationships) or any other Discoveries (as defined in
Section 11) belonging to or relating to the affairs of the Corporation or any of its subsidiaries or to the clients of the Corporation or any of its subsidiaries; provided, however, that this



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Section 9 shall not apply to any trade secret, information, data, know how, knowledge, or Discovery that is or becomes generally available to the public through no fault or action of Executive.

         10. Customers. In furtherance of and not in limitation of Section 9, Executive acknowledges that the list of the Corporation's and its subsidiaries' customers as it may exist from time to time constitutes a valuable and unique asset of the Corporation, and Executive agrees that he shall not, during or after the term of his employment, disclose such list or any part thereof to any person, firm, partnership, association, corporation, or business organization, entity or enterprise for any reason or purpose whatsoever, nor shall Executive use such customer list for his own benefit or purposes or for the benefit or purposes of any business with whom Executive may become associated.

         11. Discoveries. Executive agrees with the Corporation that any and all inventions, discoveries, improvements, designs, methods, systems, developments, know how, ideas, suggestions, devices, trade secrets and processes (hereinafter collectively referred to as "Discoveries"), whether patentable or not, which are discovered, disclosed to or otherwise obtained by Executive during his employment with the Corporation are confidential, proprietary information and are the sole and absolute property of the Corporation. Executive agrees to disclose promptly to the Corporation all such Discoveries and to assist the Corporation in making any application in the United States and in foreign jurisdictions for patents of any kind with respect thereto.

         12. Works for Hire. All works and writings of a professional nature which are produced by Executive during his employment with the Corporation constitute works made for hire and are the sole and absolute property of the Corporation. Executive grants the Corporation the exclusive right to copyright all such works and writings in the United States and in foreign jurisdictions. To the extent any such works or writings are deemed to not be works for hire, Executive hereby assigns and agrees to assign all his interests therein to the Corporation or its nominee. Whenever requested to do so by the Corporation, Executive shall execute any and all applications, assignments, or other instruments that the Corporation may deem necessary to protect the Corporation's interest therein.

         13. Non-Competition.

              (a) Executive acknowledges that his employment as a member of the Corporation's executive management team creates a relationship of confidence and trust between Executive and the Corporation with respect to confidential and proprietary information applicable to the business of the Corporation, its subsidiaries and its clients. Executive further acknowledges the highly competitive nature of the business of the Corporation. Accordingly, the Corporation and Executive agree that the restrictions contained in this Section 13 are reasonable and necessary for the protection of the immediate interests of the Corporation and that any violation of these restrictions would cause substantial injury to the Corporation.


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              (b) For purposes of this Agreement, the term "Competitive
Business" means any person, firm, partnership, association, corporation, or business organization, entity or enterprise which derives or which expects during the following two (2) years to derive either (i) ten percent (10%) or more of its revenues, or (ii) more than $10,000,000 in revenues from providing technical management consulting and/or systems integration services for Automated Mapping/Facilities Management Systems and/or Geographic Information Systems and/or utility transmission and distribution systems. The term "Competitive Business" is not intended to include mere vendors or suppliers of the Corporation.

              (c) For purposes of this Agreement, the term "Existing Client" means a client for whom the Corporation or any of its subsidiaries is performing consulting services as of the date of the termination of Executive's employment with the Corporation or for whom the Corporation or any of its subsidiaries performed consulting services within the two (2) year period immediately preceding the termination of Executive's employment with the Corporation. The term "Existing Client" is not intended to include mere vendors or suppliers of the Corporation.

              (d) During Executive's employment with the Corporation and for a period of one (1) year following the termination of Executive's employment with the Corporation for any reason other than termination occasioned by the expiration of this Agreement, Executive shall not (nor shall Executive cause, or provide assistance to anyone else to):

                   i. Employ or otherwise engage, or attempt to employ or otherwise engage, in or on behalf of Executive or any Competitive Business, any person who is employed or engaged as an employee, consultant, agent or representative of the Corporation or any of its subsidiaries as of the date of Executive's termination or at any time during the one-year period following such termination; or

                   ii. Solicit directly or indirectly on behalf of Executive or any Competitive Business, the customer business or account of any Existing Client of the Corporation.

              (e) If any court shall determine that the duration, geographic limitations, subject or scope of any restriction contained in this Section 13 is unenforceable, it is the intention of the Parties that this Section 13 shall not thereby be terminated but shall be deemed amended to the extent required to make it valid and enforceable, such amendment to apply only with respect to the operation of this Section 13 in the jurisdiction of the court that has made the adjudication.

              (f) Notwithstanding anything herein to the contrary, the provisions of this Section 13 shall not be applicable to any termination which occurs after the expiration of the term of this Agreement, including any renewal term.



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         14. Employability. Executive recognizes and acknowledges that he has sufficient abilities and talents to be able to obtain, upon the termination of this Agreement, comparable employment from another business organization or entity while fully honoring and complying with the above covenants concerning confidential information and contacts with the Corporation's or any of its subsidiaries' existing customers or employees. Executive recognizes and acknowledges the importance to the Corporation and its subsidiaries of the above covenants and, therefore, agrees that, for a period of one (1) year following the termination of Executive's employment with the Corporation and upon the Corporation's reasonable request of Executive, he will advise the Corporation of the identity of his new employer and will provide a general description, in reasonable detail, of his new duties and responsibilities sufficient to inform the Corporation of its need to request a court order to enforce the above covenants.

         15. Remedies. Executive acknowledges and agrees that the provisions of this Agreement are essential to the Corporation and are reasonable and necessary to protect the legitimate interests of the Corporation and its subsidiaries and that the damages sustained by the Corporation or its subsidiaries as a result of a breach of the agreements contained herein will subject the Corporation or its subsidiaries to immediate, irreparable harm and damage, the amount of which, although substantial, cannot be reasonably ascertained, and that recovery of damages at law will not be an adequate remedy. Executive therefore agrees that the Corporation and its subsidiaries, in addition to any other remedy they may have under this Agreement or at law, shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of any provision of this Agreement. In the event suit or action is instituted to enforce this Agreement or any of the terms and conditions hereof, including, but not limited to, suit for preliminary injunction, the prevailing Party shall be entitled to costs and reasonable attorneys' fees. Executive waives any right to the posting of a bond in the event of an issuance of a temporary restraining order, preliminary injunction or permanent injunction upon the issuance of said order by a court of competent jurisdiction.

         16. Expenses. In the promotion and execution of the business of the Corporation, Executive is expected to incur certain reasonable expenses for entertainment, travel, company automobile expenses (including insurance, maintenance, fuel and depreciation, if applicable), and business fax and telephone bills which shall be subject to approval by the Corporation. The Corporation recognizes the necessity for such expenditures in order to retain and further the professional skills, abilities and standing of Executive and to properly maintain, promote and develop the Corporation's consulting practice. The Corporation shall also pay Executive's dues and fees for attending professional meetings and institutes, costs of professional books and periodicals and promotion, entertainment and travel expenses reasonably related to the business of the Corporation. Unusual and extraordinary expenses incurred by Executive and not approved in advance by the Corporation may not be reimbursed.

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         17. Vacation Leave Time. Vacation leave shall accrue at the rate of four (4) weeks per year. Any unused vacation leave time accumulated during the year shall carry over to subsequent years.

         18. Disability. The Corporation may terminate this Agreement upon written notice to Executive if Executive is physically or mentally incapacitated and unable to perform his duties under this Agreement for a period of (i) any one hundred eighty (180) days out of any three hundred sixty (360) days, if the Common Stock of the Corporation is not then publicly traded, or (ii) ninety (90) out of any one hundred eighty (180) days if the Common Stock of the Corporation is then publicly traded. If at any time a question arises as to the incapacity of Executive, then the Corporation shall promptly employ one physician who is a member of the American Medical Association and who is mutually agreeable to the Corporation and Executive to examine Executive and determine if his physical and/or mental condition is such as to render him unable to perform his duties under this Agreement. The decision of the physician shall be certified in writing to the Corporation, shall be sent by the Corporation to Executive or his representative and shall be conclusive for purposes of this Agreement. Any compensation payments payable to Executive hereunder shall be reduced by the amount of any disability payments Executive receives as a result of disability policies on which the Corporation has paid the premiums.

         19. Death During Employment. This Agreement shall terminate upon Executive's death. In such event, the Corporation shall pay a death benefit equal to Executive's base monthly salary for the balance of the month of Executive's death and for the month following his death. Any amounts payable under this Agreement following Executive's death shall be paid to the beneficiary named in writing by Executive, or if none, to Executive's surviving spouse, or if none, to the executors and administrators of Executive's estate and shall be paid within sixty (60) days of Executive's death.

         20. Termination for Other Than for Disability or Death. This Agreement may terminate for reasons other than Executive's disability or death upon the occurrence of any of the following events; provided, however, that neither Executive nor the Corporation may terminate this Agreement pursuant to this
Section 20 in 2000 except for a termination by the Corporation for Cause as provided in Section 20(a) or a termination by Executive for Good Reason as provided in Section 20(c).

              (a) The Corporation, at its option, may terminate Executive for Cause (as defined below) upon thirty (30) days' advance written notice by the Corporation to Executive fully setting forth such Cause, which notice of termination may be appealed to the Board of Directors of the Corporation. Termination shall be effective on the thirtieth (30th) day following Executive's receipt of written notice from the Corporation. "Cause" shall be limited to a situation in which Executive has:


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                   i. Committed a criminal offense that, if committed in the
State of Colorado, would have constituted a felony under the laws of the State of Colorado or the United States (other than a traffic offense or other similar violation); or

                   ii. Committed a fraudulent act which is materially harmful to the Corporation (materiality, for purposes of this clause, means in excess of $50,000); or

                   iii. Committed an act of willful misconduct which results in actual damages against the Corporation of $500,000 or more; or

                   iv. Committed an act of gross insubordination by willfully and repeatedly refusing to obey written directions of the Board of Directors (so long as such directions do not involve illegal or immoral acts), which refusal continues for a period of ten (10) days after written notice to Executive by the Corporation which notice references such refusal and this Section 20(a); or

                   v. Committed repeated acts of alcohol or illegal drug abuse, and has failed to take reasonable steps to address such issues within ten (10) days after written notice to Executive by the Corporation which notice references such acts and this Section 20(a); or

                   vi. Except during periods of vacation leave permitted pursuant to Section 17, failed to devote substantially all of his professional time and attention to the performance of his obligations under this Agreement, as determined by the Board of Directors of the Corporation, which failure continues for a period of fifteen (15) days after receipt of written notice by Executive from the Corporation which notice references such failure and this
Section 20(a).

              (b) The Corporation shall have the right to terminate this Agreement without Cause at any time after thirty (30) days after receipt of written notice by Executive from the Corporation. Non-renewal of this Agreement shall not be deemed to be a termination of employment for purposes of this Agreement.

              (c) Executive at his option, may terminate this Agreement for Good Reason (as defined below) upon thirty (30) days' advance written notice by Executive to the Corporation, which notice shall reference this Section 20(c) and shall describe in reasonable detail the cause for such Good Reason. Such termination shall be effective on the thirtieth (30th) day following the Corporation's receipt of written notice from Executive; provided, however, that such termination shall not be effective if the Corporation has cured the cause for such Good Reason to Executive's reasonable satisfaction within such thirty
(30) day period. For purposes of this Section 20(c), "Good Reason" shall mean any of the following:

                   i. A material breach of this Agreement by the Corporation;



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                   ii. The Corporation's requiring Executive to be based at any office or location other than one within the Denver, Colorado metropolitan area, except for required travel on the Corporation's business;

                   iii. Any purported termination by the Corporation of Executive's employment other than as permitted in this Agreement, it being understood that any such purported termination shall not be effective for any purpose of this Agreement, and it being further understood that the nonrenewal of this Agreement shall not be deemed to be a termination of employment for purposes of this Agreement; or

                   iv. A material reduction in the character of the duties assigned to Executive or in Executive's level of work responsibility, unless mutually agreed upon by Executive and the Corporation.

              (d) Executive shall have the right to terminate this Agreement without cause at any time upon sixty (60) days' advance written notice to the Corporation.

         21. Rights Upon Termination.

              (a) Upon termination of Executive's employment with the Corporation, the Corporation shall have no further obligation to Executive except as specifically provided under this Agreement. Termination of Executive's employment shall not affect Executive's right to receive any compensation or bonuses which have accrued but have not been paid through the date of termination.

              (b) Upon the termination of Executive's employment with the Corporation either (i) by the Corporation without Cause or (ii) by Executive for Good Reason, in addition to any accrued compensation or bonuses, the Corporation shall pay Executive a severance benefit equal to three months of Executive's annual base salary as in effect pursuant to Section 4(b) as of the date of termination. Any such severance payment due to Executive shall be paid in cash or by check on the same dates on which Executive would otherwise have received payment of his annual base salary hereunder if employment had continued.

              (c) Upon the termination of Executive's employment with the Corporation for any reason, Executive shall be return to the Corporation any and all equipment owned by the Corporation and used by Executive.

         22. Default in Payments. If any payment is due and payable to Executive following a termination of this Agreement and such payment is not made when due and such non-payment continues for a period of ten (10) days after written notice thereof from Executive to the Corporation, which notice describes such payment default and references this Section 22, the following shall occur:

              (a) Executive shall be immediately released from Section 13 hereof regarding non-competition; and


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              (b) Executive shall retain all other rights and remedies against the Corporation.

         23. Withholding Tax. The Corporation shall be entitled to withhold from any compensatory payments which it makes to Executive under this Agreement or otherwise an amount sufficient to satisfy all Federal, state and local income and employment tax withholding requirements with respect to any and all compensation paid to Executive by the Corporation.

         24. Arbitration. Any controversy or claim arising out of or related to this Agreement shall be settled by arbitration in Englewood, Colorado, under the Commercial Rules of the American Arbitration Association in effect at the time such controversy or claim arises (the "Rules") by one arbitrator appointed by the American Arbitration Association in accordance with the Rules, the arbitrator also apportioning the costs of arbitration. The award of the arbitrator shall be in writing, shall be final and binding upon the Parties, shall not be appealed from or contested in any court and may, in appropriate circumstances, include injunctive relief. Should any Party fail to appear or be represented at the arbitration proceedings after due notice in accordance with the Rules, then the arbitrator may nevertheless render a decision in the absence of said Party, and such decision shall have the same force and effect as if the absent Party had been present, whether or not it shall be adverse to the interests of that Party. Any award rendered hereunder may be entered for enforcement, if necessary, in any court of competent jurisdiction, and the Party against whom enforcement is sought shall bear the expenses, including attorneys' fees, of enforcement. Notwithstanding the foregoing, the Corporation shall be entitled to seek injunctive or other equitable relief to enforce any of the provisions in Sections 7 through 13 from any court of competent jurisdiction without the need to resort to arbitration.

         25. Survival. The covenants contained in this Agreement shall survive any termination of Executive's employment with the Corporation and shall survive any termination of this Agreement. The existence of any claim or cause of action of Executive against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of any of the covenants contained in this Agreement.

         26. Severability. If the scope of any restriction contained in this Agreement is too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and Executive and the Corporation hereby consent and agree that the scope of such restriction may be judicially modified in any proceeding brought to enforce such restriction. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted from this Agreement and the remainder of this Agreement shall remain in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of or business activities covered by any provision of this Agreement be in excess of that which is valid and enforceable under applicable law,



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then such provision shall be construed to cover only that duration or extent or those activities which may validly and enforceably be covered.

         27. Subsidiaries. The "subsidiaries" of the Corporation as that term is used in this Agreement include Utility Graphics Consultants Corporation, Graphic Data Systems Corporation and their subsidiaries, together with any other corporation in which the Corporation or its subsidiaries hold more than a fifty percent (50%) interest at any time during the term of this Agreement.

         28. Notice. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and delivered by personal delivery, air courier, or if mailed by registered or certified first-class mail, return receipt requested, to the residence of Executive as it appears in the corporate records for notice to Executive, or to the principal office of the Corporation for notice to the Corporation. All notices delivered in accordance with this Section shall be deemed to have been received and shall be deemed effective if delivered in person or by air courier, upon actual receipt by the intended recipient, or if mailed, upon the date of delivery or refusal to accept delivery as shown by the return receipt therefor.

         29. No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Agreement, except by a statement in writing signed by the Party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, and shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

         30. Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the Parties hereto.

         31. Assignment. The rights and obligations of the Corporation under this Agreement shall, without the prior written consent of Executive, inure to the benefit of and be binding upon the successors and assigns of the Corporation. If the Corporation shall at any time be merged or consolidated with any other corporation or shall sell or otherwise transfer a substantial portion of its assets to another corporation or entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the corporation or entity surviving or resulting from such merger or consolidation or to which such assets have been sold or transferred. Upon Executive's request, the Corporation shall obtain an agreement to expressly assume this Agreement from any such successor. This is a personal service contract and may not be assigned by Executive.

         32. Entire Agreement. This instrument contains the entire agreement of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, whether oral or written, and all other communications relating to the subject matter hereof, and the Parties hereto have made



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no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

         33. Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the internal laws of the State of Colorado applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

         34. Headings. The headings of sections in this Agreement are solely for convenience of reference and shall not control the meaning or interpretation of any provision of this Agreement.

         Signed by the Parties on the day and year first above written.

                                         "CORPORATION"

                                         CONVERGENT GROUP CORPORATION

                                         By: /s/ Glenn E. Montgomery
                                            ------------------------------
                                             Glenn E. Montgomery, Jr.
                                             Chief Executive Officer


                                         "EXECUTIVE"

                                          /s/ Bryan R. Mileger
                                         ---------------------------------
                                          Bryan R. Mileger
                                          Executive



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